EXHIBIT 99.1

Contact:	Dana Wardwell
(828-454-0676)

Blue Ridge Paper Products Inc. Reports Fourth Quarter and Fiscal Year 2006 Results:

CANTON, North Carolina (Bloomberg: bluerd) — Blue Ridge Paper Products Inc. today reported a net profit of $2.2 million for the fourth quarter ended December 31, 2006.  This compared to a net loss of $2.8 million for the third quarter ended September 30, 2006 and a net loss of $11.6 million for the fourth quarter ended December 31, 2005.  Total net sales for the fourth quarter ended December 31, 2006 were $140.4 million compared to $145.2 million and $126.4 million in the third quarter ended September 30, 2006 and fourth quarter ended December 31, 2005.

For the fiscal year ended December 31, 2006, the Company reported a net loss of $1.4 million.  This compares to a net loss of $20.7 million for the fiscal year ended December 31, 2005.  Total net sales for the fiscal year ended December 31, 2006 were $570.6 million, an increase of 11.9% when compared to net sales for the fiscal year ended December 31, 2005 of $509.9 million.  The increase in net sales reflects improved market conditions across all business segments and increased productivity at our manufacturing locations.

Commenting on the year, Richard Lozyniak, Chief Executive Officer, stated, “2006 was a turnaround year for Blue Ridge Paper Products.  We saw record production and shipments and a significant improvement in operating profit.  Improving market conditions, coupled with strong productivity, moderating input costs, a new competitive labor agreement and several new customers position the Company for a stronger 2007.”

2006 Key Business Highlights

•                  In fiscal year 2006, the uncoated paper market improved both in shipment volume and price realization when compared to fiscal year 2005.  The average price for uncoated paper in fiscal year 2006 increased 11.8% when compared to fiscal year 2005.  Fiscal year 2006 shipments increased to 281,386 tons, an increase of 1.8% when compared to fiscal year 2005.

•                  The packaging segment recorded shipments of 275,260 tons in fiscal year 2006, which increased 7.3% over shipments in fiscal year 2005.  The average price for the packaging segment in fiscal year 2006 increased 3.6% when compared to fiscal year 2005.

•                  In fiscal year 2006, the Company incurred due diligence and legal fees totaling $2.1 million associated with a potential growth opportunity.  The transaction was not consummated; therefore, these costs were expensed in the third quarter ended September 30, 2006.  Payments for these costs were made in the fourth quarter ended December 31, 2006.

•                  The Company continued its positive productivity trend in fiscal year 2006.  Annual production records were established for uncoated paper, paperboard and pulp at the Canton mill and extruder production at our Waynesville extruder facility.

•                  On July 7, 2006, a new labor agreement was ratified between the United Steelworkers International Union (USW) and the Company.  The new contract provides for annual increases of 4%, 3% and 3% over the next three years, retroactive to May 14, 2006.  In addition, the Company will increase its contribution to the bargaining unit pension plan to maintain benefits at current levels.  Modifications to the employees’ healthcare plan were also made, which included eliminating the highest cost and least utilized healthcare plan and increasing employee contributions toward healthcare.

•                  Effective July 1, 2006, the Company implemented a gainsharing plan for the Company’s Canton and Waynesville facilities.  The plan contains provisions for semi-annual payments to all eligible employees conditional upon achieving pre-determined goals.  The plan will be implemented at the Company’s converting facilities in the first half of 2007.

•                  The Company acquired a significant premium juice customer and several new food paper packaging customers during 2006.

•                  Raw material and energy costs increased in fiscal year 2006 compared to fiscal year 2005 by approximately $20.2 million.  This increase was primarily due to increases in the cost of wood chips, purchased fiber, polyethylene and energy.

The Company defines EBITDA as net income before interest, taxes, depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted for certain unusual and non-cash items.  EBITDA and Adjusted EBITDA are non-GAAP measures.  The Company uses EBITDA and Adjusted EBITDA as relevant and useful measures to compare operating results.  The presentation of EBITDA and Adjusted EBITDA has economic substance because these measures are used by management as measures to analyze the operating performance of the Company and the ability of the business to generate cash.  Additionally, management believes some investors consider EBITDA and Adjusted EBITDA to be useful in analyzing and assessing the Company’s ability to service debt.  EBITDA and Adjusted EBITDA have material limitations as analytic tools compared to net income because, among other things, they do not include depreciation or interest expense, and therefore do not reflect current or future capital expenditures or the cost of capital.  Management compensates for these limitations by using EBITDA and Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations.  EBITDA and Adjusted EBITDA, as the Company defines these terms, may not be comparable to similarly titled performance measures presented by other companies.

The Adjusted EBITDA for the fiscal year 2006 was $35.6 million compared to Adjusted EBITDA of $17.4 million for the fiscal year 2005.

ADJUSTED EBITDA — RECONCILIATION OF NON-GAAP MEASURES ($000)

		Full Year Ended
		2006	2005
Net (Loss)		$(1,442)	$(20,680)

Income tax		—	—
Interest expense, net		18,207	17,419
Depreciation expense		15,034	16,741
Amortization expense		1,544	1,383

EBITDA		33,343	14,863

ESOP expense	(A)	1,703	4,464
Flood impact	(B)	(1,537)	(2,847)
Due diligence/legal fees	(C)	2,098	—
Severance expense	(D)	—	(461)
Bad debt expense	(E)	—	(223)
Gain on asset sales	(F)		(424)
Lawsuit reserve	(G)	—	2,000

Adjusted EBITDA		35,607	17,372

Restricted stock		25	203
Working capital		(11,635)	(1,433)
Interest income — Interest paid		(14,110)	(13,591)
Post retirement benefits		2,233	1,808
Flood impact		1,537	2,847
Severance expense		—	461
Bad debt expense		—	223
Lawsuit reserve		—	(2,000)
Due diligence/legal fees		(2,098)	—
Other assets & liabilities		619	(680)

Net Cash provided by (used in) Operating Activities		$12,178	$5,210

(A)                  ESOP expense is a non-cash labor expense the Company incurs each year in connection with the Employee Stock Ownership Plan of the Company’s parent.

(B)                    Flood impact from Hurricanes Frances and Ivan reflects the losses associated with property damage, repairs and maintenance plus business interruption, offset by insurance recoveries booked and funds received from the state and federal government.

(C)                    Reflects due diligence and legal fees associated with a potential acquisition, which was not consummated.

(D)                   2005 severance expense reflects adjustments to the severance reserve related to the closure of the Fort Worth DairyPak facility and restructuring at the Canton, North Carolina facility and corporate staff.

(E)                     Reflects bad debt expense in 2005.

(F)                     Reflects a gain on the sale of equipment or other operating assets sold in 2005.

(G)                    Represents a reserve established in 2005 for a ruling in a class-action lawsuit in which the Plaintiffs were awarded damages associated with the Canton mill’s discharge into the Pigeon River.  This award is being appealed.

For additional information, please refer to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

Certain statements in this presentation constitute forward-looking statements or statements that may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements that are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, which could cause our actual results, performance (financial or operation), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  These factors include but are not limited to the following:  changes in underlying paper and packaging prices, raw material prices and demand for our products, and the success of various cost-savings initiatives.  These and other risks are more fully discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2006.

BLUE RIDGE PAPER PRODUCTS INC.

Consolidated Balance Sheets
December 31, 2006 and 2005
(Dollars in thousands)

	2006	2005
Assets
Current assets:
Cash	$1,834	$2,110
Accounts receivable, net of allowance for doubtful accounts and discounts of $1,507 and $2,298 in 2006 and 2005, respectively	56,263	56,002
Inventories	57,469	53,988
Prepaid expenses	2,306	1,029
Insurance proceeds receivable	—	291
Income tax receivable	—	50
Deferred tax asset	4,385	4,448
Total current assets	122,257	117,918
Property, plant, and equipment, net of accumulated depreciation of $120,202 and $105,253 in 2006 and 2005, respectively	190,792	190,463
Deferred financing costs, net	3,564	5,108
Other assets	44	193
Total assets	$316,657	$313,682
Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Current portion of senior debt	$43	$41
Current portion of capital lease obligation	965	595
Accounts payable	45,498	48,917
Accrued expenses and other current liabilities	31,383	33,987
Interest payable	1,884	1,875
Total current liabilities	79,773	85,415
Senior debt, net of current portion	159,876	159,749
Parent Pay-In-Kind (PIK) Senior Subordinated Note	48,514	44,425
Capital lease obligations, net of current portion	2,629	979
Pension and postretirement benefits	24,027	22,678
Deferred tax liability	4,385	4,448
Other liabilities	1,205	730
Total liabilities	320,409	318,424
Obligation to redeem ESOP shares	29,723	27,716
Obligation to redeem restricted stock units of Parent	1,235	1,631
Commitments and contingencies (See notes)
Stockholder’s equity:
Common stock (par value $0.01, 1000 shares authorized and outstanding in 2006 and 2005, respectively)	—	—
Additional paid-in capital	64,213	64,121
Accumulated deficit	(86,255)	(86,054)
Unearned compensation	—	(25)
Accumulated other comprehensive loss	(3,299)	(4,183)
	(25,341)	(26,141)
Receivable from Parent	(9,369)	(7,948)
Total stockholder’s equity (deficit)	(34,710)	(34,089)
Total liabilities and stockholder’s equity (deficit)	$316,657	$313,682

BLUE RIDGE PAPER PRODUCTS INC.

Consolidated Statements of Operations
Years ended December 31, 2006, 2005 and 2004
(Dollars in thousands)

	2006	2005	2004
Net sales	$570,649	$509,913	$474,229
Cost of goods sold:
Cost of goods sold, excluding depreciation and amortization, flood-related loss and repairs and and insurance recoveries	509,997	469,301	437,647
Depreciation and amortization	14,897	15,259	16,416
Flood-related loss and repairs	—	2,469	22,082
Insurance recoveries	—	(391)	(20,000)
Gross profit	45,755	23,275	18,084
Selling, general and administrative expenses	27,173	22,558	26,023
Loss on litigation	—	2,000	—
Depreciation and amortization	137	1,482	1,821
Insurance recoveries	—	(23)	(539)
ESOP expense	1,703	4,464	6,523
Gain on sale of assets	(7)	(424)	(1,679)
Operating income (loss)	16,749	(6,782)	(14,065)

Other income (expense):
Interest income	70	46	10
Interest expense, excluding amortization of deferred financing costs	(18,277)	(17,465)	(15,964)
Amortization of deferred financing costs	(1,544)	(1,383)	(1,230)
Government grant income	1,554	4,910	—
Gain/loss on equity method investment	6	(6)	—
	(18,191)	(13,898)	(17,184)
Loss before income taxes	(1,442)	(20,680)	(31,249)
Income tax	—	—	—
Net loss	$(1,442)	$(20,680)	$(31,249)

BLUE RIDGE PAPER PRODUCTS INC.

Consolidated Statements of Cash Flows
Years ended December 31, 2006, 2005, and 2004
(Dollars in thousands)

	2006	2005	2004
Cash flows from operating activities:
Net loss	$(1,442)	$(20,680)	$(31,249)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,034	16,741	18,237
Asset impairment due to flood-related losses	—	—	706
Compensation expense for Parent restricted stock	25	203	88
Amortization of deferred financing costs	1,544	1,383	1,230
ESOP expense	1,703	4,464	6,523
Gain on sale of assets	(7)	(424)	(1,679)
Parent PIK Senior Subordinated Note for interest	4,180	3,828	3,504
Changes in operating assets and liabilities:
Accounts receivable, net	(261)	(10,188)	(3,168)
Inventories	(3,481)	(6,982)	12,057
Prepaid expenses	(1,277)	686	(603)
Insurance proceeds receivable	291	10,248	(10,539)
Income tax receivable	50	26	(44)
Accounts payable	(4,353)	4,396	8,773
Accrued expenses and other current liabilities	(2,604)	245	2,248
Interest payable	(83)	136	213
Pension and postretirement benefits	2,233	1,808	948
Other assets and liabilities	626	(680)	(1,545)
Net cash provided by operating activities	12,178	5,210	5,700
Cash flows used in investing activities:
Additions to property, plant, and equipment	(11,607)	(19,793)	(13,377)
Proceeds from sale of property, plant, and equipment	18	444	2,198
Net cash used in investing activities	(11,589)	(19,349)	(11,179)
Cash flows from financing activities:
Repurchase of Parent common and preferred stock	(1,421)	(1,286)	(968)
Payments on separation notes payable	—	—	(1,615)
Proceeds from borrowings under line of credit	152,503	165,568	141,485
Repayment of borrowings under line of credit	(152,333)	(149,853)	(132,270)
Cash paid for refinancing credit facilities	—	—	(278)
Repayments of long-term debt and capital lease obligations	(548)	(646)	(532)
Other financing activities	934	—	—
Net cash provided by (used in) financing activities	(865)	13,783	5,822
Net increase (decrease) in cash	(276)	(356)	343
Cash, beginning of period	2,110	2,466	2,123
Cash, end of period	$1,834	$2,110	$2,466
Supplemental disclosures of cash flow information:
Cash paid for interest, including capitalized interest of $1,003; $554 and $821 in 2006, 2005 and 2004, respectively	14,152	$13,501	$13,068
Noncash investing and financing activities:
Conversion of accrued interest to note payable	4,088	3,744	3,557
Issuance of restricted stock units	—	228	—
Equipment acquired through capital lease	2,527	95	750